Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-258415) pertaining to the Rani Therapeutics Holdings, Inc. 2021 Equity Incentive Plan, the Rani Therapeutics Holdings, Inc. 2021 Employee Stock Purchase Plan and the Rani Therapeutics, LLC 2016 Equity Incentive Plan of Rani Therapeutics Holdings, Inc. of our report dated March 30, 2022, with respect to the consolidated financial statements of Rani Therapeutics Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Redwood City, California

March 30, 2022